Press Release

For Further Information:
Kraton Polymers LLC
Analyst: Andrew Weaver 281-504-4852
Media: Richard Ott 281-504-4720

KRATON NAMES STEPHEN E. TREMBLAY AS VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON – January 22, 2008 – Kraton Polymers LLC (Kraton) announces the appointment of Stephen (Steve) E. Tremblay, as Vice President and Chief Financial Officer effective January 21, 2008. He replaces Nicholas (Nick) G. Dekker, who has been serving as Chief Financial Officer since October 2006. Nick will remain with Kraton through April 1, 2008 to ensure a seamless transition period.

In his role, Mr. Tremblay will be responsible for managing Kraton’s finance and accounting functions. He will report to Kevin M. Fogarty, President and Chief Executive Officer.

Mr. Tremblay brings to Kraton extensive senior management experience at Vertis, Inc., where he worked since 1997 in various financial positions, including Chief Financial Officer. Vertis provides direct mail, printing services, media and technology capabilities through a network of facilities across the United States. Previously, Mr. Tremblay worked at Wellman, Inc., and began his career in 1983 with Ernst and Young in the accounting and auditing practice.

“Steve brings with him a wealth of experience and knowledge in leading international finance teams, interactions with capital markets, and working closely with operational management to drive fundamental improvement. We are very pleased to have Steve join our leadership team at Kraton,” said Mr. Fogarty.

“On behalf of the entire Kraton team, we additionally want to thank Nick for his dedication and contributions to Kraton since first joining the company in 2000, and most recently, in his capacity as Chief Financial Officer” said Mr. Fogarty.

Mr. Tremblay graduated with a Bachelor of Science in Business Administration from Bryant University, and is a Certified Public Accountant.

About Kraton

Kraton is a leading global engineered polymer company and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” which are statements other than statements of historical fact and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.